Exhibit 99.1

For Release:	Friday, November 14, 2003

Contact:	Richard Humphrey, 212-834-1201 rhumphrey@greenpoint.com

GreenPoint Files 10Q for the Third Quarter

Filing Includes a Three Cent Change to Earnings Reported in

10/16/03 News Release

New York, November 14—GreenPoint Financial (NYSE:GPT) filed its Form 10Q with the Securities and Exchange Commission today. The 10Q included an adjustment of $0.03 per diluted share to the third quarter earnings announced in the Company’s news release of October 16, 2003. The adjustment reduces diluted earnings per share from $0.85 to $0.82 per diluted share.

“The change does not significantly alter the characterization of GreenPoint’s performance during the quarter, nor does it carry implications for future earnings,” said Jeffrey R. Leeds, Executive Vice President and Chief Financial Officer.

As part of the normal process of reviewing and verifying financial information prior to filing the 10Q, an adjustment was made in the interest accruals for loans held for sale. Some loans that had been sold continued to accrue interest beyond the date of sale.

The change reduced net interest income and therefore led to a reduction in net income of $3.1 million after tax. The net interest margin, originally posted as 2.93%, was reduced to 2.84%. The balance sheet has been adjusted to reflect lower retained earnings and accrued interest, but major categories of earning assets remain as originally reported.

GreenPoint Financial Corp.

GreenPoint Financial Corp. (NYSE: GPT), www.greenpoint.com, a $22 billion asset bank holding company, is among the most profitable of the 50 largest banking companies in the country. GreenPoint’s businesses, a national mortgage business and a New York retail bank, are complementary to each other and therefore reduce the cyclical nature of earnings growth inherent in the financial services industry.

GreenPoint Mortgage, with originations of more than $33 billion in 2002, originates a wide variety of exclusively “A” quality loans, including agency qualifying loans and Jumbo A loans, and specializes in Alternative A mortgages. “Alt A” borrowers meet Fannie Mae and Freddie Mac standards for credit score, but want flexibility beyond agency guidelines for documentation requirements, property type, debt ratio or loan-to-value ratio, and are willing to pay a premium for that flexibility. GreenPoint’s “Alt A” loan charge-off experience is comparable to conventional Fannie Mae and Freddie Mac loans.

GreenPoint Bank, a New York State chartered savings bank, is the second largest thrift depository in the Greater New York area with $13 billion in deposits in 86 branches serving over 450,000 households.

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